Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased to $2.3 million, or 13.5%, for the three-month period ended December 31, 2024 compared with the same period last year.
●	Net income increased to $4.5 million, or 2.2%, for the six-month period ended December 31, 2024 compared with the same period last year.
●	Total loans increased by $3.7 million, or an annualized 1.0%, for the six-month period ended December 31, 2024.
●	Non-performing loans to total loans were 0.11%, of which 0.03% represents the government guaranteed portion as of December 31, 2024.
●	Total deposits increased by $24.7 million, or an annualized 5.1%, for the six-month period ended December 31, 2024.
●	Shareholders’ equity increased $5.9 million, or an annualized 18.4%, for the six-month period ended December 31, 2024.

Minerva, Ohio — January 23, 2025 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.3 million for the second quarter of fiscal year 2025, an increase of $272 thousand, or 13.5%, from the same period last year. Earnings per share for the second quarter of fiscal year 2025 were $0.73 compared with $0.65 for the same period last year.

Net income was $4.5 million, or $1.45 per share, for the six months ended December 31, 2024, compared to $4.4 million, or $1.43 per share, for the six months ended December 31, 2023. The annualized return on average equity was 12.81% and the annualized return on average assets was 0.81% for the six-month period ended December 31, 2024.

“The bank’s ability to reprice money market accounts and maturing time deposits resulted in an 11-basis point decrease in the cost of funds and a 10-basis point increase in the net interest margin compared to the previous linked quarter-end. It also contributed to the fourth straight quarter of increasing earnings. While decreasing short term rates resulted in an improved net interest margin, an increase in longer term market rates resulted in a slowdown in residential mortgage lending and a decrease in gains from the sale of mortgage loans during the quarter. However, compared to the previous quarter, the bank realized significant increases in loan originations in both business banking and consumer-related lending segments. Business banking originations increased $8.4 million, or 44.6% while, combined, branch loan originations and new indirect installment lending increased $1.8 million, or 14% over the previous quarter. Further, new construction lending resulted in a $7.9 million, or 35.5% increase in unfunded construction commitments compared to the previous quarter. We expect the $30.3 million in total outstanding construction commitments to result in future loan balances. We also expect recent additions to our sales team and the February 2025 opening of our ninth Stark County location in Massillon, Ohio to provide additional growth opportunities,” said Ralph J. Lober II, President & Chief Executive Officer.

Quarterly Operating Results Overview

Net income was $2.3 million, or $0.73 per share, for the three months ended December 31, 2024, compared to $2.0 million, or $0.65 per share, for the same prior year period.

Net interest income was $8.3 million for the three-month period ended December 31, 2024 and $8.0 million for the same prior year period. The net interest margin was 3.02% for the quarter ended December 31, 2024, 2.92% for the quarter ended September 30, 2024, and 2.95% for the quarter ended December 31, 2023. The yield on average interest-earning assets was 4.81% for the quarter ended December 31, 2024, compared with 4.81% for the quarter ended September 30, 2024, and 4.54% for the quarter ended December 31, 2023. The cost of funds was 2.45% for the quarter ended December 31, 2024, compared with 2.56% for the quarter ended September 30, 2024, and 2.17% for the quarter ended December 31, 2024. The reduction in the cost of funds is a result of recent declines in short-term market interest rates.

The provision for credit losses was $125 thousand for the three-month period ended December 31, 2024, compared with $325 thousand for the same period last year. Net charge-offs of $189 thousand were recorded for the three-month period ended December 31, 2024, compared with $120 thousand that were recorded for the three-month period ended December 31, 2023.

Other income increased by $120 thousand, or 9.7%, for the three-month period ended December 31, 2024, compared to the same prior year period primarily due to debit card interchange income increasing by $76 thousand, or 13.2%, earnings on bank owned life insurance increasing by $30 thousand, or 42.9%, and service charges on deposit accounts increasing by $11 thousand, or 2.5%.

Other expenses increased by $350 thousand, or 5.4%, for the three-month period ended December 31, 2024, compared to the same prior year period. Increases in salaries, employee benefits, professional fees, and marketing expenses contributed to the increase in other expenses for the three-month period ended December 31, 2024 compared with the same prior year period.

Year-to-Date Operating Results Overview

Net income was $4.5 million, or $1.45 per share, for the six months ended December 31, 2024, compared to $4.4 million, or $1.43 per share, for the same prior year period.

Net interest income was $16.4 million for the six-month period ended December 31, 2024, and $16.1 million for the same prior year period. The net interest margin was 2.97% for the year-to-date period ended December 31, 2024, and 3.03% for the same period ended December 31, 2023. The yield on average interest-earning assets was 4.81% for the year-to-date period ended December 31, 2024, compared with 4.51% for the same prior year period. The cost of funds increased to 2.51% for the year-to-date period ended December 31, 2024, from 2.05% for the same prior year period.

The provision for credit losses was $157 thousand for the six-month period ended December 31, 2024, compared with $444 thousand for the same period last year. Net charge-offs of $248 thousand, or an annualized 0.07% of total loans, were recorded for the six-month period ended December 31, 2024. Net charge-offs of $154 thousand, or an annualized 0.04% of total loans, were recorded for the six-month period ended December 31, 2023.

Other income increased by $356 thousand, or 14.8%, for the six-month period ended December 31, 2024, compared to the same prior year period primarily due to debit card interchange income increasing by $141 thousand, or 12.5%, earnings on bank owned life insurance increasing by $54 thousand, or 39.1%, service charges on deposit accounts increasing by $35 thousand, or 4.1%, and mortgage banking income increasing by $22 thousand, or 13.1%.

Other expenses increased by $773 thousand, or 6.1%, for the six-month period ended December 31, 2024, compared to the same prior year period. The primary driver of the increase in other expenses was annual merit and cost of living adjustments to salaries and wages and an increase in incentive expense accruals for the six-month period ended December 31, 2024 compared with the same prior year period.

Balance Sheet and Asset Quality Overview

Total assets were $1.11 billion as of December 31, 2024 and $1.10 billion as of June 30, 2024. From June 30, 2024, total loans increased by $3.7 million, or an annualized 1.0%, and total deposits increased by $24.7 million, or an annualized 5.1%.

Total available-for-sale securities increased by $5.1 million to $269.9 million as of December 31, 2024, from $264.8 million as of June 30, 2024. The increase in the available-for-sale securities portfolio from June 30, 2024 to December 31, 2024, was primarily from a $2.6 million purchase of securities and due to a $2.6 million improvement in the net unrealized mark to market loss. Total shareholders’ equity increased to $69.5 million as of December 31, 2024, from $63.7 million as of June 30, 2024, because of a reduction of $2.1 million in the accumulated other comprehensive loss from the mark-to-market of available-for-sale securities and from net income of $4.5 million for the six month period ended December 31, 2024 which was partially offset by cash dividends paid of $1.2 million. The total accumulated other comprehensive loss was $26.3 million as of December 31, 2024. Available-for-sale securities and shareholders’ equity were impacted by rapidly rising interest rates causing the accumulated other comprehensive loss to increase as available-for-sale securities are marked to fair market value. As market interest rates rise, the fair value of fixed-rate securities decline with a corresponding net of tax decline recorded in the accumulated other comprehensive loss portion of equity. This unrealized loss in securities is adjusted monthly for additional market interest rate fluctuations, principal paydowns, calls, and maturities. Consumers has significant sources of liquidity and therefore does not expect to have to sell securities to fund growth and the unrealized losses are not credit related. Therefore, the losses have not and are not expected to be recorded through earnings as the securities values will recover as the securities approach maturity and mature.

Non-performing loans were $830 thousand as of December 31, 2024, of which $192 thousand is guaranteed by the Small Business Administration. Excluding the guaranteed portion, non-performing loans were $638 thousand, or 0.08% of total loans as of December 31, 2024, and $502 thousand as of June 30, 2024. The allowance for credit losses (ACL) as a percent of total loans was 1.03% as of December 31, 2024 and 1.04% as of June 30, 2024.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Six Month Periods Ended
Consolidated Statements of Income	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Total interest income	$13,215	$12,188	$26,369	$23,923
Total interest expense	4,896	4,224	10,007	7,805
Net interest income	8,319	7,964	16,362	16,118
Provision for credit losses	125	325	157	444
Other income	1,362	1,242	2,755	2,399
Other expenses	6,781	6,431	13,469	12,696
Income before income taxes	2,775	2,450	5,491	5,377
Income tax expense	488	435	968	952
Net income	$2,287	$2,015	$4,523	$4,425
Basic and diluted earnings per share	$0.73	$0.65	$1.45	$1.43

Consolidated Statements of Financial Condition	December 31, 2024	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$20,382	$17,723	$12,785
Certificates of deposit in other financial institutions	—	—	2,237
Securities, available-for-sale	269,905	264,802	276,133
Securities, held-to-maturity	5,504	6,054	6,428
Equity securities, at fair value	381	381	386
Federal bank and other restricted stocks, at cost	2,072	2,186	2,724
Loans held for sale	718	908	997
Total loans	762,795	759,114	735,227
Less: allowance for credit losses	7,844	7,930	7,987
Net loans	754,951	751,184	727,240
Other assets	57,280	53,851	52,414
Total assets	$1,111,193	$1,097,089	$1,081,344
Liabilities and Shareholders’ Equity
Deposits	$997,658	$972,980	$948,548
Other interest-bearing liabilities	28,944	30,007	51,824
Other liabilities	15,051	30,417	17,462
Total liabilities	1,041,653	1,033,404	1,017,834
Shareholders’ equity	69,540	63,685	63,510
Total liabilities and shareholders’ equity	$1,111,193	$1,097,089	$1,081,344

	At or For the Six Months Ended
Performance Ratios:	December 31, 2024	December 31, 2023
Return on Average Assets (Annualized)	0.81%	0.83%
Return on Average Equity (Annualized)	12.81	16.50
Average Equity to Average Assets	6.30	5.00
Net Interest Margin (Fully Tax Equivalent)	2.97	3.03

Market Data:
Book Value to Common Share	$22.21	$20.40
Dividends Paid per Common Share (YTD)	$0.38	$0.36
Period End Common Shares	3,131,933	3,112,564

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.07	0.04%
Non-performing Assets to Total Assets	0.07%	0.12%
ACL to Total Loans	1.03	1.09